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                                                                    EXHIBIT 99.2

The following information sets out your dissent rights under the relevant provisions of the Business Corporations Act of the Yukon Territory:

SHAREHOLDER'S RIGHT TO DISSENT

         193(1) Subject to sections 194 and 243, a holder of shares of any class of a corporation may dissent if the corporation resolves to

                  (a) amend its articles under section 175 or 176 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class;

                  (b) amend its articles under section 175 to add, change or remove any restrictions on the business or businesses that the corporation may carry on;

                  (c) amalgamate with another corporation, otherwise than under section 186 or 189;

                  (d) be continued under the laws of another jurisdiction under section 191; or

                  (e) sell, lease or exchange all or substantially all its property under section 192.

         (2) A holder of shares of any class or series of shares entitled to vote under section 178 may dissent if the corporation resolves to amend its articles in a manner described in that section.

         (3) In addition to any other right, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

         (4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

         (5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

                  (a) at or before any meeting of shareholders at which the resolution is to be voted on; or

                  (b) if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent, within a reasonable time after learning that the resolution was adopted and of the right to dissent.

         (6) An application may be made to the Supreme Court after the adoption of a resolution referred to in subsection (1) or (2),


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                  (a) by the corporation; or

                  (b) by a shareholder if an objection to the corporation under subsection (5) has been sent by the shareholder,

to set the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section.

         (7) If an application is made under subsection (6), the corporation shall, unless the Supreme Court otherwise orders, send to each dissenting shareholder a written offer to pay an amount considered by the directors to be the fair value of the shares to that shareholder.

         (8) Unless the Supreme Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

                  (a) at least 10 days before the date on which the application is returnable, if the corporation is the applicant; or

                  (b) within 10 days after the corporation is served with a copy of the originating notice, if a shareholder is the applicant.

         (9) Every offer made under subsection (7) shall

                  (a) be made on the same terms; and

                  (b) contain or be accompanied by a statement showing how the fair value was determined.

         (10) A dissenting shareholder may make an agreement with the corporation for the purchase of that shareholder's shares by the corporation, in the amount of the corporation's offer under subsection (7) or otherwise, at any time before the Supreme Court pronounces an order setting the fair value of the shares.

         (11) A dissenting shareholder

                  (a) is not required to give security for costs in respect of an application under subsection (6); and

                  (b) except in special circumstances shall not be required to pay the costs of the application or appraisal.

         (12) In connection with an application under subsection (6), the Supreme Court may give directions for

                  (a) joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Supreme Court, are in need of representation;


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                  (b) the trial of issues and interlocutory matters, including pleadings and examinations for discovery;

                  (c) the payment to the shareholder of all or part of the sum offered by the corporation for the shares;

                  (d) the deposit of the share certificates with the Supreme Court or with the corporation or its transfer agent;

                  (e) the appointment and payment of independent appraisers, and the procedures to be followed by them;

                  (f) the service of documents; and

                  (g) the burden of proof on the parties.

         (13) On an application under subsection (6), the Supreme Court shall make an order

                  (a) setting the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application;

                  (b) giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders; and

                  (c) setting the time within which the corporation must pay that amount to a shareholder.

         (14) On

                  (a) the action approved by the resolution from which the shareholder dissents becoming effective;

                  (b) the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for that shareholder's shares, whether by the acceptance of the corporation's offer under subsection (7) or otherwise; or

                  (c) the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

         (15) Paragraph (14)(a) does not apply to a shareholder referred to in paragraph (5)(b).

         (16) Until one of the events mentioned in subsection (14) occurs,

                  (a) the shareholder may withdraw the dissent; or


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                  (b) the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

         (17) The Supreme Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder because of subsection (14) until the date of payment.

         (18) If subsection (20) applies, the corporation shall, within 10 days after

                  (a) the pronouncement of an order under subsection (13); or

                  (b) the making of an agreement between the shareholder and the corporation as to the payment to be made for the shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

         (19) Even though a judgment has been given in favour of a dissenting shareholder under paragraph (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to having full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

         (20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

                  (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

                  (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities. R.S., c.15, s.193.